                                                                 Exhibit 99.1

For Immediate Release
---------------------
November 16, 2004


              NORDSTROM THIRD QUARTER EARNINGS INCREASE 71 PERCENT
              ----------------------------------------------------


SEATTLE - November 16, 2004 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $77.8 million, or $0.54 per diluted share, for the third quarter ended October 30, 2004, which was ahead of expectations. For the same period last year, net earnings and earnings per diluted share were $45.5 million and $0.33, respectively.
   Total sales for the third quarter of 2004 increased 9.4 percent, to $1.5 billion, compared to sales of $1.4 billion in the same period last year. Third quarter same-store sales increased 8.1 percent.

THIRD QUARTER HIGHLIGHTS
   Earnings increased 71 percent in the third quarter compared to the same quarter last year, as the company continues to focus on merchandising improvements, inventory productivity and expense management. The better-than-expected performance reflects ongoing operating improvements consistent with the company's key strategic initiatives.

   - Same-store sales increased 8.1 percent, better than the company's plan of a low single digit increase. The company continues to see strong customer response to fashion, color and newness across all categories and price points.

   - As a percent to sales, gross profit improved 80 basis points primarily as a result of sales leverage on buying and occupancy expenses.

   - Selling, general and administrative expenses decreased 90 basis points compared to last year due to leverage on core operating expenses.

   During the quarter, the company completed a review of its current and deferred tax liabilities, which resulted in a lower effective tax rate. This change increased net income per diluted share approximately $0.02 for the quarter.

FULL YEAR RESULTS
   Through October 30, 2004, year-to-date net earnings increased 83 percent to $253.5 million compared to net earnings of $138.5 million for the same period last year. Earnings per share for these periods were $1.77 and $1.01, respectively.
   Year-to-date total sales increased 11.1 percent to $5.0 billion compared to prior year sales of $4.5 billion. Same-store sales increased 9.1 percent.

SHARE REPURCHASE
   As part of its recently announced share repurchase program, Nordstrom repurchased 2 million shares of common stock during the third quarter for a total of $75 million. This did not materially impact earnings per share for the quarter, as the impact on weighted average shares outstanding was insignificant.

EXPANSION UPDATE
   During the third quarter Nordstrom did not open any stores. The final new store planned for this year opened November 12th at Dadeland Mall in Miami, increasing gross square footage for the year approximately 2 percent to 19,439,000.

2004 OUTLOOK
   The company is providing the following fourth quarter forecast as well as raising full-year expectations to $2.68 - $2.73 from the previously stated forecast of $2.46 -$2.50:

                                    4th Quarter 2004                 Full-Year 2004
                                    ----------------                 --------------
   Comp-store Sales                 1%-3% increase                   6%-8% increase
   Gross Profit (%)                 25-35 basis point increase       140-150 basis point increase
   Selling, General and
      Administrative Expense (%)    120-130 basis point decrease     90-100 basis point decrease
   Service Charge Income ($)        $2-$3 million increase           $15-$16 million increase
   Interest Expense                 $4-$5 million decrease           $13-$14 million decrease
   Effective Tax Rate               38.4%                            38.3%
   Earnings per Share               $0.90 - $0.95                    $2.68 - $2.73
   Diluted Shares Outstanding       142.2                            142.7
   Prior Year Diluted EPS           $0.74                            $1.76

CONFERENCE CALL INFORMATION:
   Company management will be hosting a conference call and webcast to discuss third quarter results at 4:30p.m. (EST) today. Access to the conference call is open to the press and general public in a listen only mode. To participate, please dial, 1-212-547-0138 ten minutes prior to the call (passcode: NORD). A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing 866-415-2343. Interested parties may also access the call over the Internet by visiting the Investor Relations section of the company's corporate website at http://about.nordstrom.com/aboutus/investor/webcasts.asp. An archived version of the webcast will be available at this location for 30 days.

GAAP SALES PERFORMANCE
   The additional information provided in this section is to comply with the Securities and Exchange Commission's Regulation G. The company converted to a 4-5-4 Retail Calendar at the beginning of 2003. Year-to-date results for 2003 include one more day than the year-to-date for 2004. The company believes that adjusting for this difference provides a more comparable basis from which to evaluate sales performance. The following reconciliation bridges the year-to-date 2003 GAAP sales to the 4-5-4 comparable sales.

                                                         Dollar         % Change      % Change
Sales Reconciliation ($M)      YTD 2003  YTD 2004       Increase       Total Sales    Comp Sales
                               --------  --------      ----------      -----------    ----------
        Number of Days GAAP         274       273
                 GAAP Sales    $4,529.4  $5,031.0          $501.6            11.1%          8.6%
    Less Feb. 1, 2003 sales      ($18.2)      ---
                               ---------  -------
       Reported 4-5-4 sales    $4,511.2  $5,031.0          $519.8            11.5%          9.1%
                               ========  ========
        4-5-4 Adjusted Days         273       273

   Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 150 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, Nordstrom today operates 94 full-line stores, 49 Nordstrom Racks, five U.S. Faconnable boutiques, one freestanding shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom Direct serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

   Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, changes in government or regulatory requirements and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry.
Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

                                NORDSTROM, INC.
               CONSOLIDATED STATEMENTS OF EARNINGS - 3rd Quarter
               -------------------------------------------------
    (unaudited; amounts in thousands, except per share data and percentages)

                                       Quarter    % of sales     Quarter     % of sales
                                         ended    (except as       ended     (except as
                                      10/30/04     indicated)    11/1/03      indicated)
                                        ------     ---------      ------      ---------
Net sales                           $1,542,075       100.0%    $1,409,109       100.0%
Cost of sales and related buying
  & occupancy costs                   (984,908)      (63.9%)     (911,429)      (64.7%)
                                     ---------                  ---------
Gross profit                           557,167        36.1%       497,680        35.3%
Selling, general and administrative
   expenses                           (465,769)      (30.2%)     (439,006)      (31.1%)
                                      --------                   --------
Operating income                        91,398         5.9%        58,674         4.2%
Interest expense, net                  (13,485)       (0.9%)      (26,681)       (1.9%)
Service charge income
   and other, net                       45,000         3.0%        42,576         3.0%
                                      --------                   --------
Earnings before income taxes           122,913         8.0%        74,569         5.3%
Income tax expense                     (45,085)      (36.7%)(1)   (29,100)      (39.0%)(1)
                                      --------                   --------
Net earnings                           $77,828         5.0%       $45,469         3.2%
                                      ========                   ========
Earnings per share
     Basic                              $ 0.55                     $ 0.33
     Diluted                            $ 0.54                     $ 0.33

ADDITIONAL DATA
---------------
Average number of shares outstanding

     Basic                             140,698                    136,304
     Diluted                           143,149                    138,103

                                  NORDSTROM, INC.
               CONSOLIDATED STATEMENTS OF EARNINGS - Year-to-Date
               --------------------------------------------------
    (unaudited;  amounts in thousands, except per share data and percentages)

                                   Year-to-Date    % of sales   Year-to-Date     % of sales
                                         ended    (except as           ended     (except as
                                      10/30/04     indicated)        11/1/03      indicated)
                                        ------     ---------          ------      ---------
Net sales                           $5,031,045       100.0%        $4,529,430       100.0%
Cost of sales and related buying
  & occupancy costs                 (3,228,732)      (64.2%)       (2,991,953)      (66.1%)
                                     ---------                      ---------
Gross profit                         1,802,313        35.8%         1,537,477        33.9%
Selling, general and administrative
   expenses                         (1,454,736)      (28.9%)       (1,351,628)      (29.8%)
                                      --------                       --------
Operating income                       347,577         6.9%           185,849         4.1%
Interest expense, net                  (64,260)       (1.3%)          (73,043)       (1.6%)
Service charge income
   and other, net                      127,489         2.6%           114,289         2.5%
                                      --------                       --------
Earnings before income taxes           410,806         8.2%           227,095         5.0%
Income tax expense                    (157,336)      (38.3%)(1)       (88,600)      (39.0%)(1)
                                      --------                       --------
Net earnings                          $253,470         5.0%          $138,495         3.1%
                                      ========                       ========
Earnings per share
     Basic                              $ 1.81                         $ 1.02
     Diluted                            $ 1.77                         $ 1.01

ADDITIONAL DATA
---------------
Average number of shares outstanding

     Basic                             140,181                        135,907
     Diluted                           142,868                        136,659

Investor Contact:                      Media Contact:
Stephanie Allen, 206-303-3262          Deniz Anders, 206-373-3038

(1)Percent of earnings before income taxes. For third quarter and year-to-date 2004, the company's effective tax rate has been updated based on a review of current and deferred tax liabilities.